EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  Amscan Holdings, Inc.
James M. Harrison
(914) 784-4014

Michael A. Correale
(914) 784-4050

AMSCAN HOLDINGS, INC. ANNOUNCES EXPECTED OFFERING OF DEBT SECURITIES



ELMSFORD, NY - April 14, 2004 - Amscan Holdings, Inc. ("Amscan" or "the Company") today announced that it expects to commence an offering under Rule 144A and Regulation S of $175 million principal amount of senior subordinated notes due 2014. The senior subordinated notes would be general unsecured obligations of the Company and would be subordinated to all existing and future senior debt of the Company.

The net proceeds of the offering, together with amounts borrowed under a new senior secured credit facility and the proceeds of a cash equity investment by affiliates of Berkshire Partners LLC and Weston Presidio, are intended to be used to finance the Company's previously announced merger with affiliates of Berkshire Partners LLC and Weston Presidio, the Company's previously announced tender offer to purchase its existing 9.875% senior subordinated notes due 2007, the repayment of other existing indebtedness of the Company, and the payment of related fees and expenses. This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any of the existing senior subordinated notes. The simultaneous completion of the merger is one of the conditions to the offering. Subject to acceptable market and interest rate conditions, the Company anticipates completing the offering this month.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The Company is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Amscan designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. Amscan also designs and distributes home, baby, wedding and other gift items.

Any statements released by Amscan that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "intends," "anticipates," "expects," words of similar import and variations on such words are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements necessarily involve risks and uncertainties which are difficult to predict and actual outcomes may materially vary from what is expressed or forecasted in such forward-looking statements. There is no assurance that the debt offer will be consummated.